UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 21, 2007

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Hutton Centre Drive, Suite 400 Santa Ana, California		92707
(Address of principal executive offices)		(Zip Code)

(714) 427-3000

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 21, 2007, the Compensation Committee of the Board of Directors of Corinthian Colleges, Inc. (the “Company”), approved an amendment and restatement of an employment agreement (as amended and restated, the “Amended Agreement”) originally entered into between the Company and Jack Massimino, its Chief Executive Officer, on November 19, 2004, a form of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2004. The following summary of the Amended Agreement is qualified in its entirety by reference to the text of the Amended Agreement, a copy of which is filed as Exhibit 10.1 to this report.

The Amended Agreement has an initial term of two years and, in the absence of advance written notice by the Company to Mr. Massimino or by Mr. Massimino to the Company, will be automatically extended for an additional year on each anniversary of the effective date. The maximum term of the Amended Agreement, even with the automatic extensions, is five years.

The Amended Agreement provides for the payment of an annual base salary to Mr. Massimino of $800,000. The amount of Mr. Massimino’s base salary will be reviewed annually by the Compensation Committee of the Board of Directors. This base salary can only be reduced involuntarily by the Company to the extent such reduction is made equally to all employees of a substantially equal level or position. Mr. Massimino is also entitled to participate in and be covered by employee health plans, insurance benefits, 401(k) plans and vacation and other benefits currently established for the employees of the Company, and is eligible to receive an annual incentive bonus equal to 115% of his base salary (“Target Bonus”), which bonus shall be based on achieving targeted performance goals as determined by the Compensation Committee.

Pursuant to the Amended Agreement, if the Company terminates Mr. Massimino’s employment without cause, or if Mr. Massimino terminates his employment under certain circumstances set forth in the employment agreement (“Good Reason”), then Mr. Massimino will be entitled to a lump sum payment (the “Lump Sum Payment”) equal to one times the value of his annual base salary plus one times the value of his Target Bonus. In addition, if the Company terminates Mr. Massimino’s employment without cause, or if Mr. Massimino terminates his employment for Good Reason, in either case within twenty-four months of a “Change in Control” (as defined in the Amended Agreement), then Mr. Massimino will be entitled to a lump sum payment equal to two times the amount that would be required to be paid to him as the Lump Sum Payment.

Pursuant to the terms of the Amended Agreement, if such payments upon a Change in Control results in the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Massimino would be entitled to receive an additional payment so that, after payment by Mr. Massimino of all applicable excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed; provided, however, that if Mr. Massimino could reduce the amount of the total payments Mr. Massimino would be entitled to receive following the Change in Control by ten percent (10%) or less and have no portion of the total payments be subject to the applicable excise tax, then the total payments will be so reduced.

Mr. Massimino’s original employment agreement was also amended and restated to conform with certain requirements of Section 409A of the Code, and to require that Mr. Massimino execute a general release of all claims as a condition to receiving any severance payments thereunder.

On August 21, 2007, the Compensation Committee of the Board of Directors of the Company also approved a form of performance-related Nonqualified Stock Option Agreement to be entered into between the Company and Mr. Massimino (the “Option Agreement”), pursuant to the Company’s 2003 Performance Award Plan, as amended and restated. Additionally, the Compensation Committee approved a grant to Mr. Massimino of 500,000 options to purchase shares of common stock of the Company (the “Options”) on two specified dates in the future, the first tranche for 260,000 options and the second tranche for 240,000 options, both of which will have an exercise price equal to the closing market price on the date of grant. The Options will vest, in whole or in part, only if the Company achieves certain revenue and operating profit thresholds by June 30, 2010, as more particularly described in the Option Agreement, and Mr. Massimino remains employed by the Company as CEO or remains a member of the Board on such date. The Options will expire seven years after their respective grant dates.

The foregoing summary of the Option Agreement is qualified in its entirety by reference to the text of the Option Agreement, a copy of which is filed as Exhibit 10.2 to this report.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

The exhibits are listed in the Exhibit Index set forth on the following page of this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 27, 2007	CORINTHIAN COLLEGES, INC.

/s/ Stan A. Mortensen
Stan A. Mortensen Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Employment Agreement amended and restated as of August 21, 2007, by and between Corinthian Colleges, Inc. and Jack D. Massimino

10.2	Form of performance-related Nonqualified Stock Option Agreement